Exhibit 1.1

EXECUTION VERSION

40,000,000 Shares of Common Stock ($0.01 par value per Share)

and

Warrants to Purchase up to 30,000,000 Shares of Common Stock

MannKind Corporation

UNDERWRITING AGREEMENT

October 18, 2012

JEFFERIES & COMPANY, INC.

PIPER JAFFRAY & CO.

as Representatives of the several

Underwriters named in Schedule I hereto

c/o JEFFERIES & COMPANY, INC.

520 Madison Avenue

New York, New York 10022

and

c/o PIPER JAFFRAY & CO.

800 Nicollet Mall

Minneapolis, MN 55402

Ladies and Gentlemen:

MannKind Corporation, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions contained herein, to sell to you, Jefferies & Company, Inc. (“Jefferies”) and Piper Jaffray & Co. (“Piper”), acting as representatives (together, the “Representatives”) of the underwriters named on Schedule I to this Agreement (the “Underwriters”), an aggregate of (i) 40,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and (ii) warrants of the Company, in the form set forth in Exhibit F hereto, to purchase 30,000,000 shares of Common Stock (the “Warrants”). Each share of Common Stock is being sold together with a Warrant to purchase 0.75 of a share of Common Stock at an exercise price of $2.60 per share. The shares of Common Stock issuable upon exercise of the Warrants are called the “Warrant Shares,” and the Warrant Shares, together with the Warrants and the Shares, are called the “Securities.” The 40,000,000 Shares to be sold by the Company are collectively called the “Firm Shares” and the 40,000,000 Warrants to be sold by the Company are collectively called the “Firm Warrants.” The respective amounts of the Firm Shares and Firm Warrants to be purchased by each of the several

Underwriters are set forth opposite their names on Schedule I hereto. In addition, the Company has granted to the Underwriter an option to purchase (A) up to 6,000,000 additional shares of Common Stock, and/or (B) up to 6,000,000 additional warrants (which, if fully exercised, will result in the issuance of 4,500,000 Warrant Shares). The additional Shares to be sold by the Company pursuant to such option are collectively called the “Optional Shares,” and the additional Warrants to be sold by the Company pursuant to such option are collectively called the “Optional Warrants.” The Firm Shares and Firm Warrants and, if and to the extent such option is exercised, the Optional Shares and Optional Warrants are collectively called the “Offered Securities.”

Pursuant to a common stock and warrant purchase agreement, entered into on October 18, 2012, by and between the Company and The Mann Group LLC (the “Common Stock and Warrant Purchase Agreement”), the Company is obligated to sell to The Mann Group LLC and The Mann Group LLC is obligated to purchase from the Company, contingent upon stockholder approval to increase the number of authorized shares of Common Stock, as necessary for the potential issuances contemplated by the Common Stock and Warrant Purchase Agreement, 40,000,000 shares of Common Stock at a price of $2.59 per share (the consolidated closing bid price for the Company’s Common Stock as reported by The NASDAQ Global Market on October 18, 2012) and 40,000,000 Warrants to purchase 30,000,000 shares of Common Stock at an exercise price of $2.60 per share.

The Company has prepared and filed in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the published rules and regulations thereunder (the “Rules”) adopted by the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-183679), including a related prospectus effective September 24, 2012 (the “Base Prospectus”) relating to the Securities that may be sold from time to time by the Company in accordance with Rule 415 of the Securities Act, and such amendments thereof as may have been required to the date of this Agreement. Copies of such Registration Statement (including all amendments thereof and all documents deemed incorporated by reference therein) and of the related Base Prospectus have heretofore been delivered by the Company or are otherwise available to you.

The term “Registration Statement” as used in this Agreement means the registration statement on Form S-3 (No. 333-183679), including all exhibits, financial schedules and all documents and information deemed to be part of such registration statement through incorporation by reference or otherwise, as amended at the time it became effective and as supplemented or amended thereafter, including the information (if any) contained in the form of final prospectus filed with the Commission pursuant to Rule 424(b) of the Rules and deemed to be part thereof at the time of effectiveness pursuant to Rule 430A or 430B of the Rules.

If the Company has filed an abbreviated registration statement to register additional Securities pursuant to Rule 462(b) under the Rules (the “462(b) Registration Statement”), then any reference herein to the Registration Statement shall also be deemed to include such 462(b) Registration Statement. The term “Preliminary Prospectus” means the Base Prospectus, any preliminary prospectus supplement used or filed with the Commission pursuant to Rule 424 of the Rules, in the form provided to the Underwriters by the Company for use in connection with the offering of the Offered Securities. The term “Prospectus” means the Base

Prospectus, any Preliminary Prospectus and any amendments or further supplements to such prospectus, and including, without limitation, the final prospectus supplement, filed pursuant to and within the time limits described in Rule 424(b) with the Commission in connection with the proposed sale of the Offered Securities contemplated by this Agreement through the date of such prospectus supplement. The term “Effective Date” shall mean each date that the Registration Statement and any post-effective amendment or amendments thereto became or become effective. Unless otherwise stated herein, any reference herein to the Registration Statement, any Preliminary Prospectus, the Statutory Prospectus (as hereinafter defined) and the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein, including pursuant to Item 12 of Form S-3 under the Securities Act, which were filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or before the date hereof or are so filed hereafter. Any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus, the Statutory Prospectus or the Prospectus shall be deemed to refer to and include any such document filed or to be filed under the Exchange Act after the date of the Registration Statement, any such Preliminary Prospectus, the Statutory Prospectus or Prospectus, as the case may be, and deemed to be incorporated therein by reference.

The Company understands that the Underwriters propose to make a public offering of the Offered Securities, as set forth in and pursuant to the Statutory Prospectus (as hereinafter defined) and the Prospectus, as soon after the Effective Date and the date of this Agreement as the Representatives deem advisable. The Company hereby confirms that the Underwriters and dealers have been authorized to distribute or cause to be distributed each Preliminary Prospectus, and each Issuer Free Writing Prospectus (as hereinafter defined) in connection with the offering of the Offered Securities and are authorized to distribute the Prospectus (as from time to time amended or supplemented if the Company furnishes amendments or supplements thereto to the Underwriters) in connection with the sale of the Offered Securities.

1. Sale, Purchase, Delivery and Payment for the Offered Securities. On the basis of the representations, warranties and agreements contained in, and subject to the terms and conditions of, this Agreement:

(a) The Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a purchase price per share of Common Stock of $1.8706 (the “Per Share Purchase Price”) and a purchase price per Warrant of $0.0094 (the “Per Warrant Purchase Price”), the number of Firm Shares and Firm Warrants set forth opposite the name of such Underwriter under the column “Number of Firm Shares to be Purchased” and “Number of Firm Warrants to be Purchased,” respectively, on Schedule I to this Agreement, subject to adjustment in accordance with Section 9 hereof.

(b) The Company hereby grants to the several Underwriters an option to purchase, severally and not jointly, all or any part of the Optional Shares at the Per Share Purchase Price and/or Optional Warrants at the Per Warrant Purchase Price. The number of Optional Shares and Optional Warrants to be purchased by each Underwriter shall be the same percentage (adjusted by the Representatives to eliminate fractions) of the total number of Optional Shares and Optional Warrants to be purchased by the Underwriters as such Underwriter is purchasing of the

Firm Shares and the Firm Warrants. Such option may be exercised in whole or in part at any time on or before 12:00 noon, New York City time, on the business day before the Firm Shares and Firm Warrants Closing Date (as defined below), and from time to time thereafter within 30 days after the date of this Agreement, in each case upon written, facsimile or telegraphic notice, or verbal or telephonic notice confirmed by written, facsimile or telegraphic notice, by the Representatives to the Company no later than 12:00 noon, New York City time, on the business day before the Firm Shares and Firm Warrants Closing Date or at least two business days before the Optional Shares and Optional Warrants Closing Date (as defined below), as the case may be, setting forth the number of Optional Shares and Optional Warrants to be purchased and the time and date (if other than the Firm Shares and Firm Warrants Closing Date) of such purchase. The Representatives, in their sole discretion, shall determine the allocation and distribution of the Optional Shares and Optional Warrants.

(c) Payment of the purchase price for, and delivery of certificates for, the Firm Shares and Firm Warrants shall be made at the offices of Jefferies & Company, Inc., 520 Madison Avenue, New York, New York 10022, at 10:00 a.m., New York City time, on the third (or if the Shares and/or Warrants are priced, as contemplated by Rule 15c6-1(c) under the Exchange Act, after 4:30 p.m. New York City time, the fourth) business day following the date of this Agreement or at such time on such other date, not later than ten (10) business days after the date of this Agreement, as shall be agreed upon by the Company and the Representatives (such time and date of delivery and payment are called the “Firm Shares and Firm Warrants Closing Date”). In addition, in the event that any or all of the Optional Shares and/or Optional Warrants are purchased by the Underwriters, payment of the Per Share Purchase Price and/or the Per Warrant Purchase Price, and delivery of the certificates and or Warrants, for such Optional Shares and/or Optional Warrants shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each date of delivery as specified in the notice from the Representatives to the Company (such time and date of delivery and payment are called the “Optional Shares and Optional Warrants Closing Date”). The Firm Shares and Firm Warrants Closing Date and any Optional Shares and Optional Warrants Closing Date are called, individually, a “Closing Date” and, together, the “Closing Dates.”

(d) Payment shall be made to the Company by wire transfer of immediately available funds against delivery of the certificates to the Representatives for the respective accounts of the Underwriters for the Offered Securities to be purchased by them.

(e) Certificates evidencing the Shares and the Warrants shall be registered in such names and shall be in such denominations as the Representatives shall request at least two full business days before the Firm Shares and Firm Warrants Closing Date or, in the case of Optional Shares and Optional Warrants, on the day of notice of exercise of the option as described in Section 1(b) and shall be delivered by or on behalf of the Company to the Representatives through the facilities of the Depository Trust Company (“DTC”) for the account of the Underwriters. The Company will cause the certificates representing the Shares and the Warrants to be made available for checking and packaging, at such place as is designated by the Representatives, on the full business day before the Firm Shares and Firm Warrants Closing Date (or the Optional Shares and Optional Warrants Closing Date in the case of the Optional Shares and Optional Warrants); provided however, that if the Company, upon the instruction of the Underwriter, registers any Warrant in the name of any person or entity to whom the Underwriter intends to sell such Warrant, then the Underwriter shall have the right to thereafter request the re-registration of such Warrant (and the Company shall be required to re-register such Warrant) in the name of any other person or entity (it being understood that such re-registration is intended to permit the Underwriter to resell such Warrant in the event that the person or entity to whom such Underwriter originally intended to sell such Warrant shall fail to pay the purchase price of such Warrant).

2. Representations and Warranties of the Company. The Company represents and warrants to each Underwriter as of the date hereof, as of the Firm Shares and Firm Warrants Closing Date and as of each Optional Shares and Optional Warrants Closing Date (if any), as follows:

(a) The Company meets the requirements for use of Form S-3 under the Securities Act including the transaction requirements set forth in General Instruction 1.B.1 of such form. The Company filed with the Commission the Registration Statement on such Form, including a Base Prospectus, for registration under the Securities Act of the offering and sale of the Offered Securities, and the Company has prepared and used a Preliminary Prospectus in connection with the offer and sale of the Offered Securities. When the Registration Statement or any amendment thereof or supplement thereto was or is declared effective by the Commission and as of the date of the most recent amendment to the Registration Statement, it (i) complied or will comply, in all material respects, with the requirements of the Securities Act and the Rules and the Exchange Act and the rules and regulations of the Commission thereunder and (ii) did not or will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. When any Preliminary Prospectus or Prospectus was first filed with the Commission (whether filed as part of the Registration Statement or any amendment thereto or pursuant to Rule 424 of the Rules) and when any amendment thereof or supplement thereto was first filed with the Commission, such Preliminary Prospectus or Prospectus as amended or supplemented complied in all material respects with the applicable provisions of the Securities Act and the Rules and did not as of the date thereof, and does not, together with the Pricing Information (as defined below) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If applicable, each Preliminary Prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T. Notwithstanding the foregoing, none of the representations and warranties in this paragraph 2(a) shall apply to statements in, or omissions from, the Registration Statement, any Preliminary Prospectus or the Prospectus made in reliance upon, and in conformity with, information herein or otherwise furnished in writing by the Underwriters specifically for use in the Registration Statement, any Preliminary Prospectus or the Prospectus. With respect to the preceding sentence, the Company acknowledges that the only information furnished in writing by the Underwriters for use in the Registration Statement, any Preliminary Prospectus or the Prospectus is the statements set forth (i) in the first two sentences and the last sentence of the sixth paragraph under the caption “Underwriting” in the Preliminary Prospectus concerning commissions and expenses; (ii) in the twelfth, thirteenth and fourteenth paragraphs under the caption “Underwriting” in the Preliminary Prospectus concerning lock-up agreements; (iii) in the twenty-first paragraph under the caption “Underwriting” in the

Preliminary Prospectus concerning electronic distribution; and (iv) in the fifteenth, sixteenth, seventeenth, eighteenth, nineteenth and twentieth paragraphs under the caption “Underwriting” in the Preliminary Prospectus concerning price stabilization, short positions and penalty bids making by the Underwriters (collectively, the “Underwriting Information”).

(b) As of the Applicable Time (as hereinafter defined), neither (i) the Statutory Prospectus (as hereinafter defined), the Designated FWPs (as hereinafter defined) and the Pricing Information, considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Issuer Free Writing Prospectus when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements in or omissions in the General Disclosure Package made in reliance upon and in conformity with the Underwriting Information.

Each Issuer Free Writing Prospectus, including (i) any electronic road show (including without limitation any “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act) that is a written communication transmitted by graphic means (each, a “Road Show”) and (ii) any “issuer information” (as defined in Rule 433 of the Rules) that is the subject of Rule 433(f), (A) is identified in Schedule III hereto (such identified Issuer Free Writing Prospectuses being referred to herein as the “Designated FWPs”), (B) that the Company is required to file pursuant to Rule 433(d) of the Rules has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable Rules and (C) complied when issued, and complies, in all material respects with the requirements of the Securities Act and the Rules and the Exchange Act and the rules and regulations of the Commission thereunder.

As used in this Section and elsewhere in this Agreement:

“Applicable Time” means 8:00 a.m. (New York time) on the date of this Underwriting Agreement.

“Statutory Prospectus” as of any time means the Preliminary Prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to the Applicable Time, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof.

“Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 of the Rules) prepared by or on behalf of the Company or used or referred to by the Company in connection with the offering of the Offered Securities, including, without limitation, each Road Show and Designated FWP.

“Pricing Information” means the information set forth in Schedule IV hereto.

(c) The Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of any Preliminary Prospectus, the Prospectus or any “free writing prospectus”, as defined in Rule 405 under the Rules, has been issued by the Commission and, to the Company’s knowledge, no proceedings for that purpose have been instituted or are threatened under the Securities Act. Any required filing of any Preliminary Prospectus and/or the Prospectus and any supplement thereto pursuant to Rule 424(b) of the Rules has been or will be made in the manner and within the time period required by such Rule 424(b). Any material required to be filed by the Company pursuant to Rule 433(d) of the Rules has been or will be made in the manner and within the time period required by such Rules.

(d) The documents incorporated by reference in the Registration Statement, any Preliminary Prospectus and the Prospectus, at the time they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and any further documents so filed and incorporated by reference in the Registration Statement, any Preliminary Prospectus and the Prospectus, when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e) Each Issuer Free Writing Prospectus, if any, as of its issue date and at all subsequent times through the Closing Dates or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified, the Statutory Prospectus or the Prospectus.

If at any time following issuance of an Issuer Free Writing Prospectus through the Closing Dates there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement and any prospectus supplement deemed to be a part thereof that has not been superseded or modified, or included in the Statutory Prospectus or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances prevailing at the subsequent time, not misleading, the Company has promptly notified or will promptly notify the Representatives and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) The financial statements of the Company (including all notes and schedules thereto) included or incorporated by reference in the Registration Statement, the Statutory Prospectus and Prospectus present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; and such financial statements and related schedules and notes thereto, and the unaudited financial information filed with the Commission as part of the Registration Statement, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods involved (provided that non-year-end financial statements are subject to normal recurring year-end audit adjustments that are not expected to be material in the aggregate and do not contain all footnotes required by generally accepted accounting principles). The summary and selected financial data included in the Statutory Prospectus and Prospectus, if any, present fairly, in all material respects, the information shown therein as at the respective dates and for the respective periods specified and have been presented on a basis consistent with the consolidated financial statements set forth in the Prospectus and other financial information.

(g) Deloitte & Touche LLP (the “Auditor”) whose reports are filed with the Commission as a part of the Registration Statement, are and, during the periods covered by its reports, was an independent public accounting firm as required by the Securities Act and the Rules.

(h) The Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization and each such entity has all requisite power and authority to carry on its business as is currently being conducted as described in the Statutory Prospectus and the Prospectus, and to own, lease and operate its properties. The Company and each of its subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or location of the assets or properties owned, leased or licensed by it requires such qualification, except for such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the assets, properties, condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as a whole (a “Material Adverse Effect”); and to the Company’s knowledge, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Company has no subsidiary other than its five wholly owned subsidiaries, MannKind LLC, MannKind Limited, Technosphere International C.V., MannKind Netherlands B.V. and MannKind Deutchland GmbH, and does not control, directly or indirectly, any other corporation, partnership, joint venture, association or other business organization. Such subsidiaries, when considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” of the Company (as such term is defined in Rule 1-02(w) of Regulation S-X under the Securities Act) and are not otherwise material to the assets and operations of the Company.

(i) The Registration Statement initially became effective on September 24, 2012. If, immediately prior to the third anniversary of the initial effective date of the Registration Statement, any of the Offered Securities remain unsold by the Underwriters, the Company will, prior to that third anniversary, if it has not already done so, file a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Representatives, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired Registration Statement. References herein to the “Registration Statement” shall include such new shelf registration statement.

(j) Except as set forth in the General Disclosure Package and the Prospectus, the Company and each of its subsidiaries has all requisite corporate power and authority, and all necessary authorizations, approvals, consents, orders, licenses, certificates and permits of and from all governmental or regulatory bodies or any other person or entity (collectively, the “Permits”), to own, lease and license its assets and properties and conduct its business, all of which are valid and in full force and effect, except where the lack of such Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries has fulfilled and performed in all material respects all of its obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the Company or such subsidiary thereunder. Except as may be required under the Securities Act and state and foreign Blue Sky laws, no other Permits are required to enter into, deliver and perform this Agreement and to issue and sell the Offered Securities.

(k) (i) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Rules) of the Offered Securities and (ii) at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 of the Rules, including (but not limited to) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 of the Rules.

(l) Except as set forth in the General Disclosure Package and the Prospectus, the Company and each of its subsidiaries owns or possesses legally-enforceable rights (including license rights) to use all patents, patent rights, inventions, trademarks, trademark applications, trade names, service marks, copyrights, copyright applications, licenses, know-how and other similar rights and proprietary knowledge (collectively, “Intangibles”) necessary for the conduct of its business. Neither the Company nor any of its subsidiaries has received any written notice of, or is aware of, any infringement of or conflict with asserted rights of others with respect to any Intangibles, except as referenced in the General Disclosure Package and the Prospectus or that would not reasonably be expected to have a Material Adverse Effect.

(m) The Company and each of its subsidiaries has good and marketable title in fee simple to all real property owned by it, and good and marketable title to all other property owned by it, in each case free and clear of all liens, encumbrances, claims, security interests and defects, except as are described in the General Disclosure Package and the Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made of such property by the Company and its subsidiaries. All property held under lease by the Company and its subsidiaries is held by them under valid, existing and enforceable leases, free and clear of all liens, encumbrances, claims, security interests and defects, except such as are not material and do not materially interfere with the use made of such property by the Company and its subsidiaries. Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus, (i) there has not been any event which would reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries has sustained any loss or interference with its assets, businesses or properties (whether owned or leased) from fire, explosion, earthquake, flood or other calamity, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree which would reasonably be expected to have a Material Adverse Effect; and (iii) since the date of the latest balance sheet included or incorporated by reference in the Registration Statement and the Prospectus, except as otherwise disclosed in the Registration Statement and the Prospectus, neither the Company nor its subsidiaries has (A) issued any securities (other than securities pursuant to the Company’s equity incentive plans) or incurred any liability or obligation, direct or contingent, for borrowed money, except such liabilities or obligations incurred in the ordinary course of business, (B) entered into any transaction not in the ordinary course of business or (C) declared or paid any dividend or made any distribution on any shares of its stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock.

(n) There is no document, contract or other agreement required to be described in the Registration Statement, the Statutory Prospectus or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required by the Securities Act or Rules or incorporated therein by reference as permitted by the Rules. Each description of a contract, document or other agreement in the Registration Statement, the Statutory Prospectus or the Prospectus accurately reflects in all respects the material terms of the underlying contract, document or other agreement. Each contract, document or other agreement described in the Registration Statement, the Statutory Prospectus or the Prospectus or listed in the exhibits to the Registration Statement or incorporated by reference is in full force and effect and is valid and enforceable by and against the Company or any of its subsidiaries, as the case may be, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Neither the Company nor any of its subsidiaries, if a subsidiary is a party, nor to the Company’s knowledge, any other party is in default in the observance or performance of any term or obligation to be performed by it under any such agreement, and no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No default exists, and no event has occurred which with notice or lapse of time or both would constitute a default, in the due performance and observance of any term, covenant or condition, by the Company or its subsidiary, if a subsidiary is a party thereto, of any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or its properties or business or a subsidiary or its properties or business may be bound or affected which default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(o) The statistical and market related data included in the Registration Statement, the Statutory Prospectus or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate.

(p) Neither the Company nor any subsidiary (i) is in violation of its certificate or articles of incorporation or organization, by-laws, certificate of formation, limited liability company agreement, partnership agreement or other organizational documents, (ii) is in default under, and no event has occurred which, with notice or lapse of time, or both, would constitute a default under, or result in the creation or imposition of any lien, charge, mortgage, pledge, security interest, claim, limitation on voting rights, equity, trust or other encumbrance, preferential arrangement, defect or restriction of any kind whatsoever, upon, any property or assets of the Company or any subsidiary pursuant to, any bond, debenture, note, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation of any statute, law, rule, regulation, ordinance, directive, judgment, decree or order of any judicial, regulatory or other legal or governmental agency or body, foreign or domestic, except (in the case of clauses (ii) and (iii) above) for violations or defaults that would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(q) This Agreement has been duly authorized, executed and delivered by the Company.

(r) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation of any of the transactions contemplated hereby (including, without limitation, the issuance and sale by the Company of the Offered Securities) will give rise to a right to terminate or accelerate the due date of any payment due under, or conflict with or result in the breach of any term or provision of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or require any consent or waiver under, or result in the execution or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or its subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which either the Company or its subsidiaries or any of their properties or businesses is bound, or any franchise, license, permit, judgment, decree, order, statute, rule or regulation applicable to the Company or any of its subsidiaries, except where it would not reasonably be expected to have a Material Adverse Effect, or violate any provision of the charter or by-laws of the Company or any of its subsidiaries, except for such consents or waivers which have already been obtained and are in full force and effect.

(s) The certificates evidencing the Shares, Warrant Shares and Warrants are in due and proper legal form and have been duly executed and authorized for issuance by the Company.

(i) On the date set forth therein, the Company had the authorized and outstanding capital stock as set forth under the caption “Capitalization” in the Statutory Prospectus (and any similar sections or information, if any, contained in any Issuer Free Writing Prospectus). All of the issued and outstanding shares of Common Stock have been duly and validly issued and are fully paid and nonassessable. There are no statutory preemptive or other similar rights to subscribe for or to purchase or acquire any shares of Common Stock of the Company or any of its subsidiaries or any such rights pursuant to its Certificate of Incorporation or by-laws or any agreement or instrument to or by which the Company or any of its subsidiaries is a party or bound. The Shares, when issued and sold pursuant to this Agreement, will be duly and validly issued, fully paid and nonassessable and none of them will be issued in violation of any preemptive or other similar right. Except as disclosed in the Registration Statement, the Statutory Prospectus and the Prospectus, there is no outstanding option, warrant or other right calling for the issuance by the Company of, and there is no commitment, plan or arrangement by the Company to issue, any share of stock of the Company or any of its subsidiaries or any security convertible into, or exercisable or exchangeable for, such stock. The exercise price of each option to acquire Common Stock (each, a “Company Stock Option”) is no less than the fair market value of a share of Common Stock as determined on the date of grant of such Company Stock Option. All grants of Company Stock Options were validly issued and properly approved by the Board of Directors of the Company, a committee thereof or an individual with authority duly delegated by the Board of Directors of the Company or a committee thereof, in material compliance with (i) all applicable laws and (ii) the terms of the plans under which such Company Stock Options were issued and were recorded on the Company’s financial statements in accordance with generally accepted accounting principles, and no such grants involved any “back dating”, “forward dating,” “spring loading” or similar practices with respect to the effective date of grant. The Common Stock and Shares conform in all material respects to all statements in relation thereto contained in the Registration Statement, the Statutory Prospectus and the Prospectus. All outstanding shares of capital stock of each of the Company’s subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable and are owned directly by the Company or by another wholly owned subsidiary of the Company free and clear of any security interests, liens, encumbrances, equities or claims, other than those described in the Statutory Prospectus and the Prospectus.

(ii) The Warrants have been duly authorized for issuance and sale by the Company and, when executed, issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity. The Warrant Shares issuable upon exercise of the Warrants have been duly authorized and validly reserved for issuance upon exercise of the Warrants in a number sufficient to meet the current exercise requirements. Upon exercise of the Warrants in accordance with their terms, the Warrant Shares issuable thereupon will be duly and validly issued and fully paid and non-assessable, free of statutory and contractual preemptive rights, resale rights, rights of first refusal and similar rights and free of any voting or transfer restrictions pursuant to the Company’s charter or bylaws or any agreement or other instrument to which the Company is a party that have not been validly waived. The certificates for such Warrant Shares will be in due and proper form.

(t) No holder of any security of the Company has any right granted by the Company, which has not been waived or previously satisfied, to have any security owned by such holder included in the Registration Statement or to demand registration of the sale of any security owned by such holder for a period of 90 days after the date of this Agreement. Each director and executive officer of the Company listed on Schedule II hereto has delivered to the Representatives his or her executed written lock-up agreement in the form attached to this Agreement as Exhibit A hereto or in such form as may be approved in writing by the Representatives (“Lock-Up Agreement”).

(u) There are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries could individually or in the aggregate have a Material Adverse Effect; and, to the knowledge of the Company, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(v) All necessary corporate action has been duly and validly taken by the Company to authorize the execution, delivery and performance of this Agreement and the issuance and sale of the Offered Securities by the Company.

(w) Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened, which dispute would reasonably be expected to have a Material Adverse Effect. The Company is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers or contractors which would reasonably be expected to have a Material Adverse Effect. The Company is not aware of any threatened or pending litigation between the Company or its subsidiaries and any of its executive officers which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(x) No transaction has occurred between or among the Company and any of its officers or directors, shareholders or any affiliate or affiliates of any such officer or director or shareholder that is required to be described in and is not described in the Registration Statement, the Statutory Prospectus and the Prospectus.

(y) The Company has not taken, nor will it take, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Common Stock or any security of the Company to facilitate the sale or resale of any of the Securities.

(z) The Company and each of its subsidiaries has filed all Federal, state, local and foreign tax returns which are required to be filed through the date hereof, which returns are true and correct in all material respects or has received timely extensions thereof, and has paid all taxes shown on such returns and all assessments received by it to the extent that the same are material and have become due, except in each case where such failure to file or pay would not reasonably be expected to have a Material Adverse Effect. There are no tax audits or investigations pending which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; nor to the Company’s knowledge are there any material proposed additional tax assessments against the Company or any of its subsidiaries.

(aa) The Shares and Warrant Shares have been duly authorized for listing on the NASDAQ Stock Market LLC’s (“NASDAQ”) Global Market.

(bb) The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the NASDAQ Global Market, nor has the Company received any notification that the Commission or the NASDAQ Global Market is contemplating terminating such registration or listing.

(cc) The books, records and accounts of the Company and its subsidiaries accurately and fairly reflect, in all material respects, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company and its subsidiaries. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(dd) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which: (i) are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company, particularly during the periods in which the periodic reports required under the Exchange Act are required to be prepared; (ii) provide for the periodic evaluation of the effectiveness of such disclosure controls and procedures at the end of the periods in which the periodic reports are required to be prepared; and (iii) are effective in all material respects to perform the functions for which they were established.

(ee) Based on the evaluation of its disclosure controls and procedures, the Company is not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls.

(ff) Except as described in the Statutory Prospectus and the Prospectus and as pre-approved in accordance with the requirements set forth in Section 10A of the Exchange Act, the Auditor has not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

(gg) Except as described in the Statutory Prospectus and the Prospectus, there are no material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K) that have or are reasonably likely to have a material current or future effect on the Company’s financial condition, revenues or expenses, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources.

(hh) The Company’s Board of Directors has validly appointed an audit committee whose composition satisfies the requirements of Rule 5605(c)(2) of the Listing Rules of NASDAQ (the “NASDAQ Rules”) and the Company’s Board of Directors and/or the audit committee has adopted a charter that satisfies the requirements of Rule 5605(c)(1) of the NASDAQ Rules. The audit committee has reviewed the adequacy of its charter within the past twelve months.

(ii) There is and has been no failure on the part of the Company or any of its directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002, including, without limitation, Section 402 related to loans and Sections 302 and 906 related to certifications.

(jj) The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which they are engaged or propose to engage after giving effect to the transactions described in the Statutory Prospectus and the Prospectus; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or the Company’s or its subsidiaries’ respective businesses, assets, employees, officers and directors are in full force and effect; the Company and each of its subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and neither the Company nor any subsidiary of the Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that is not materially greater than the current cost of such coverage. Neither the Company nor any of its subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(kk) Each approval, consent, order, authorization, designation, declaration or filing of, by or with any regulatory, administrative or other governmental body necessary in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions herein contemplated required to be obtained or performed by the Company (except such additional steps as may be required by the Financial Industry Regulatory Authority (“FINRA”) or may be necessary to qualify the Offered Securities for public offering by the Underwriters under the state securities or Blue Sky laws) has been obtained or made and is in full force and effect.

(ll) There are no affiliations with FINRA among the Company’s officers or directors, except as set forth in the Registration Statement or otherwise disclosed in writing to the Representatives.

(mm) As of the date of filing the Registration Statement and the date hereof, the Company satisfied and satisfies, respectively, the pre-1992 eligibility requirements for the use of a registration statement on Form S-3 in connection with the offering of the Securities contemplated thereby (the pre-1992 eligibility requirements for the use of the registration statement on Form S-3 include (i) having a non-affiliate, public common equity float of at least $150 million or a non-affiliate, public common equity float of at least $100 million and annual trading volume of at least three million shares and (ii) having been subject to the Exchange Act reporting requirements for a period of 36 months).

(nn) (i) Each of the Company and each of its subsidiaries is in compliance in all material respects with all rules, laws and regulation relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Law”) which are applicable to its business; (ii) neither the Company nor its subsidiaries has received any notice from any governmental authority or third party of an asserted claim under Environmental Laws; (iii) each of the Company and each of its subsidiaries has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and is in compliance with all terms and conditions of any such permit, license or approval; (iv) to the Company’s knowledge, no facts currently exist that will require the Company or any of its subsidiaries to make future material capital expenditures to comply with Environmental Laws; and (v) no property which is or has been owned, leased or occupied by the Company or its subsidiaries has been designated as a Superfund site pursuant to the Comprehensive Environmental Response, Compensation of Liability Act of 1980, as amended (42 U.S.C. Section 9601, et. seq.) (“CERCLA”), or otherwise designated as a contaminated site under applicable state or local law. Neither the Company nor any of its subsidiaries has been named as a “potentially responsible party” under the CERCLA 1980.

(oo) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which the Company identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties). On the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect.

(pp) The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of proceeds thereof as described in the Statutory Prospectus and the Prospectus, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(qq) The Company or any other person associated with or acting on behalf of the Company including, without limitation, any director, officer, agent or employee of the Company or its subsidiaries, has not, directly or indirectly, while acting on behalf of the Company or its subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful payment.

(rr) The operations of the Company and its subsidiaries are in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all required jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over the Company (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending, or to the best knowledge of the Company, threatened.

(ss) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person known by the Company to be currently subject to any U.S. sanctions administered by OFAC.

(tt) Except as described in the Statutory Prospectus and the Prospectus, the Company has not sold or issued any shares of Common Stock during the six-month period preceding the date of the Prospectus, including any sales pursuant to Rule 144A under, or Regulations D or S of, the Securities Act, other than shares issued pursuant to employee benefit plans, qualified stock options plans or other employee compensation plans or pursuant to outstanding options, rights or warrants.

(uu) The Company and its subsidiaries have fulfilled their obligations, if any, under the minimum funding standards of Section 302 of the U.S. Employee Retirement Income Security Act of 1974 (“ERISA”) and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) established or maintained by the Company, its subsidiaries or their ERISA Affiliates (as defined below) in which their employees are eligible to participate and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. “ERISA Affiliate” means, with respect to the Company or any of its subsidiaries, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such subsidiary is a member. No “Reportable Event” (as defined in Section 4043 of ERISA) has occurred with respect to any “Pension Plan” (as defined in ERISA) for which the Company would reasonably be expected to have any material liability. Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each employee benefit plan established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would reasonably be expected to cause the loss of such qualification.

(vv) None of the Company, its directors or its officers has distributed nor will distribute prior to the later of (i) the Firm Shares and Firm Warrants Closing Date, or the Optional Shares and Optional Warrants Closing Date, and (ii) completion of the distribution of the Offered Securities, any offering material in connection with the offering and sale of the Offered Securities other than any Preliminary Prospectus, the Prospectus, the Registration Statement and other materials, if any, permitted by the Securities Act and consistent with Section 5(d) below.

(ww) The clinical, pre-clinical and other studies and tests conducted by the Company or in which the Company or its products or product candidates have participated, or that are described in the Registration Statement, the Statutory Prospectus and the Prospectus or the

results of which are referred to in the Registration Statement, the Statutory Prospectus or the Prospectus, and such studies and tests conducted on behalf of or sponsored by the Company or that the Company intends to rely on in support of regulatory approval by the U.S. Food and Drug Administration (the “FDA”) or foreign regulatory agencies, were and, if still pending, are, to the Company’s knowledge, being conducted in all material respects in accordance with standard accepted medical and scientific research procedures and, to the Company’s knowledge, the protocols established by the Company for such studies and tests. The descriptions in the Registration Statement, the Statutory Prospectus and the Prospectus of the results of such studies and tests are accurate and complete in all material respects and fairly present the data derived from such studies and tests, and except as set forth in the Registration Statement, the Statutory Prospectus and the Prospectus, the Company has no knowledge of any other studies or tests, the results of which the Company believes reasonably call into question the results described or referred to in the Registration Statement, the Statutory Prospectus and the Prospectus when viewed in the context in which such results are described. Except to the extent disclosed in the Registration Statement, the Statutory Prospectus and the Prospectus, the Company has not received any written notices or other correspondence from the FDA or any other domestic or foreign governmental agency requiring the termination, suspension or modification (other than such modifications as are normal in the regulations, any such modification which are material have been disclosed to you) of any clinical or pre-clinical studies or tests that are described in the Registration Statement, the Statutory Prospectus or the Prospectus or the results of which are referred to in the Registration Statement, the Statutory Prospectus or the Prospectus.

(xx) Except pursuant to this Agreement, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.

(yy) The purchase of 40,000,000 shares of common stock of the Company by The Mann Group LLC pursuant to the Common Stock and Warrant Purchase Agreement is exempt from registration under applicable federal and state securities laws pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

(zz) The Common Stock and Warrant Purchase Agreement is in full force and effect and all conditions precedent to the purchase of the Common Stock by The Mann Group LLC pursuant to the Common Stock and Warrant Purchase Agreement have been waived or satisfied, in accordance with the terms therein, other than stockholder approval to increase the number of authorized shares of Common Stock as necessary for the potential issuances contemplated by the Common Stock and Warrant Purchase Agreement.

(aaa) MannKind LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, does not have any assets, liabilities or operations that are material to the business and operations of the Company and its subsidiaries taken as a whole.

3. [RESERVED]

4. Conditions of the Underwriters’ Obligations. The obligations of the Underwriters under this Agreement are several and not joint. The respective obligations of the Underwriters to purchase the Offered Securities are subject to each of the following terms and conditions:

(a) Notification that the Registration Statement has become effective shall have been received by the Representatives and the Prospectus shall have been timely filed with the Commission in accordance with Section 5(a) of this Agreement and any material required to be filed by the Company pursuant to Rule 433(d) of the Rules shall have been timely filed with the Commission in accordance with such Rule.

(b) No order preventing or suspending the use of any Preliminary Prospectus, the Prospectus or any “free writing prospectus” (as defined in Rule 405 of the Rules), shall have been or shall be in effect and no order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission, and any requests for additional information on the part of the Commission (to be included in the Registration Statement or the Prospectus or otherwise) shall have been complied with to the satisfaction of the Commission and the Representatives. If the Company has elected to rely upon Rule 430A, information previously omitted from the effective Registration Statement pursuant to Rule 430A shall have been transmitted to the Commission for filing pursuant to Rule 424(b) within the prescribed time period and the Company shall have provided evidence reasonably satisfactory to the Representatives of such timely filing, or a post-effective amendment providing such information shall have been promptly filed and declared effective in accordance with the requirements of Rule 430A.

(c) The representations and warranties of the Company contained in this Agreement and in the certificates delivered pursuant to Section 4(d) shall be true and correct when made and in all material respects on and as of each Closing Date as if made on such date; provided, however, that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality or Material Adverse Effect in the text thereof. The Company shall have performed all covenants and agreements in all material respects and satisfied all the conditions contained in this Agreement required to be performed or satisfied by them at or before such Closing Date.

(d) The Representatives shall have received on each Closing Date a certificate, addressed to the Representatives and dated such Closing Date, of the chief executive or chief operating officer and the chief financial officer or chief accounting officer of the Company to the effect that: (i) the representations, warranties and agreements of the Company in this Agreement were true and correct when made and are true and correct in all material respects as of such Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality or Material Adverse Effect in the text thereof; (ii) the Company has performed all of its covenants and agreements in all material respects and satisfied all conditions contained herein required to be performed or satisfied by the Company; (iii) they have carefully examined the Registration Statement, the Prospectus, the General Disclosure Package, and any individual Issuer Free Writing Prospectus and, in their opinion (A) as of the date of this Agreement, which is the most recent Effective Date of the Registration Statement, the Registration Statement did not and as of its date, the Prospectus did not include, and as of the Applicable Time, neither (i) the General Disclosure Package, nor (ii) any individual Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact and as of the times described above such documents did not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) since the Effective Date no event has occurred which should have been set forth in a supplement or otherwise required an amendment to the Registration Statement, the Statutory Prospectus or the Prospectus that has not been so disclosed; and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and, to their knowledge, no proceedings for that purpose have been instituted or are pending under the Securities Act.

(e) The Representatives shall have received: (i) simultaneously with the execution of this Agreement, a signed letter from the Auditor addressed to the Representatives and dated the date of this Agreement, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the General Disclosure Package, and (ii) on each Closing Date, a signed letter from the Auditor addressed to the Representatives and dated the date of such Closing Date(s), in form and substance reasonably satisfactory to the Representatives containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(f) The Representatives shall have received on each Closing Date from Cooley LLP, counsel for the Company, (i) an opinion, addressed to the Representatives and dated such Closing Date, stating in effect the matters set forth on Exhibit B-1 hereto, and (ii) a negative assurance letter, addressed to the Representatives and dated such Closing Date, stating in effect the matters set forth on Exhibit B-2 hereto (each with appropriate modifications reasonably acceptable to the Representatives for any opinion or negative assurance letter delivered on any subsequent Closing Date).

(g) The Representatives shall have received on each Closing Date from K&L Gates LLP, intellectual property counsel for the Company, an opinion, addressed to the Representatives and dated such Closing Date, stating in effect the matters set forth on Exhibit C hereto (with appropriate modifications reasonably acceptable to the Representatives for any opinion delivered on any subsequent Closing Date).

(h) The Representatives shall have received on each Closing Date from Knobbe, Martens, Olson and Bear, LLP, trademark counsel for the Company, an opinion, addressed to the Representatives and dated such Closing Date, stating in effect the matters set forth on Exhibit D hereto (with appropriate modifications reasonably acceptable to the Representatives for any opinion delivered on any subsequent Closing Date).

(i) The Representatives shall have received on each Closing Date a certificate, addressed to the Representatives and dated such Closing Date, of the General Counsel of the Company, stating in effect the matters set forth on Exhibit E hereto (with appropriate modifications reasonably acceptable to the Representatives for any opinion delivered on any subsequent Closing Date).

(j) The Representatives shall have received from Latham & Watkins LLP, a favorable opinion, addressed to the Representatives and dated such Closing Date, covering such matters as are customarily covered in transactions of this type, and the Company shall have furnished to Latham & Watkins LLP such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(k) All proceedings taken in connection with the sale of the Firm Shares and Firm Warrants and the Optional Shares and Optional Warrants as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives, and their counsel.

(l) The Representatives shall have received copies of the Lock-up Agreements executed by each person listed on Schedule II hereto.

(m) The Shares and Warrant Shares shall have been approved for listing on the NASDAQ Global Market, subject only to official notice of issuance, and the Company shall not have received any notice that it is not in compliance with the listing or maintenance requirements of NASDAQ.

(n) The Representatives shall be reasonably satisfied that since the respective dates as of which information is given in the Registration Statement, the Statutory Prospectus, the General Disclosure Package and the Prospectus, (i) there shall not have been any material change in the capital stock of the Company (other than as a result of the exercise of outstanding stock options or other equity-based rights described in the Registration Statement, the Statutory Prospectus, the General Disclosure Package and the Prospectus) or any material change in the indebtedness (other than in the ordinary course of business) of the Company, (ii) except as set forth or contemplated by the Registration Statement, the Statutory Prospectus, the General Disclosure Package or the Prospectus, no material oral or written agreement or other transaction shall have been entered into by the Company that is not in the ordinary course of business or that could reasonably be expected to result in a material reduction in the future earnings of the Company, (iii) no loss or damage (whether or not insured) to the property of the Company shall have been sustained that had or could reasonably be expected to have a Material Adverse Effect, (iv) no legal or governmental action, suit or proceeding affecting the Company or any of its properties that is material to the Company or that affects or could reasonably be expected to affect the transactions contemplated by this Agreement shall have been instituted or threatened and (v) there shall not have been any material change in the assets, properties, condition (financial or otherwise), or in the results of operations, business affairs or business prospects of the Company or its subsidiaries considered as a whole that makes it impractical or inadvisable in the Representatives’ judgment to proceed with the purchase or offering of the Offered Securities as contemplated hereby.

(o) The Representatives shall have received, simultaneously with the execution of this Agreement, the executed Common Stock and Warrant Purchase Agreement.

(p) The Company shall have furnished or caused to be furnished to the Representatives such further certificates or documents as the Representatives shall have reasonably requested.

5. Covenants and other Agreements of the Company and the Underwriters.

(a) The Company covenants and agrees as follows:

(i) The Company will use its best efforts to cause the Registration Statement, if not effective at the time of execution of this Agreement, and any amendments thereto, to promptly become effective. The Company shall prepare the Prospectus in a form reasonably approved by the Representatives and file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by the Rules. The Company will file with the Commission all Issuer Free Writing Prospectuses in the time and manner required under Rule 433(d) of the Rules.

(ii) The Company shall promptly advise the Representatives in writing after it receives notice thereof, (A) when any post-effective amendment to the Registration Statement shall have become effective or any supplement to the Prospectus shall have been filed, (B) of any request by the Commission for any amendment of the Registration Statement or the Prospectus or for any additional information related to the offering of the Offered Securities, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus or any “free writing prospectus”, as defined in Rule 405 of the Rules, or the institution or threatening of any proceeding for that purpose and (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Company shall not file any amendment of the Registration Statement or supplement to the Prospectus or any document incorporated by reference in the Registration Statement or any Issuer Free Writing Prospectus unless the Company has furnished the Representatives a copy for their review prior to filing and shall not file any such proposed amendment or supplement to which the Representatives reasonably object. The Company shall use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

(iii) If, at any time when a prospectus relating to the Offered Securities (or, in lieu thereof, the notice referred to in Rule 173(a) of the Rules) is required to be delivered under the Securities Act and the Rules or the Exchange Act, any event occurs as a result of which the Prospectus as then amended or supplemented would include any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, or if it shall be necessary, in the reasonable judgment of the Company, to amend or supplement the Prospectus to comply with the

Securities Act or the Rules, the Company promptly shall prepare and file with the Commission, subject to the second sentence of paragraph (ii) of this Section 5(a), an amendment or supplement reasonably acceptable to the Representatives which shall correct such statement or omission or an amendment which shall effect such compliance.

(iv) If at any time following issuance of an Issuer Free Writing Prospectus through the Closing Dates there occurs an event or development as a result of which such Issuer Free Writing Prospectus would conflict with the information contained in the Registration Statement, including any prospectus supplement deemed to be a part thereof that has not been superseded or modified, or would include an untrue statement of a material fact or would omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances prevailing at the subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(v) The Company agrees to make generally available (through EDGAR or otherwise) to its security holders and to the Representatives as soon as practicable, but in any event not later than 45 days after the end of the 12-month period beginning at the end of the fiscal quarter of the Company during which the most recent Effective Date occurs (or 90 days if such 12-month period coincides with the Company’s fiscal year), an earnings statement (which need not be audited) of the Company, covering such 12-month period, which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Rules.

(vi) Upon written request, the Company shall furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including all exhibits thereto and amendments thereof) and to each other Underwriter, without charge, a copy of the Registration Statement (without exhibits thereto) and all amendments thereof and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Securities Act or the Rules, as many copies of any Preliminary Prospectus, any Issuer Free Writing Prospectus and the Prospectus and any amendments thereof and supplements thereto as the Representatives may reasonably request. If applicable, the copies of the Registration Statement, Preliminary Prospectus, any Issuer Free Writing Prospectus and Prospectus and each amendment and supplement thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(vii) The Company shall cooperate with the Representatives and counsel for the Underwriters in endeavoring to qualify the Offered Securities for offer and sale in connection with the offering under the laws of such jurisdictions in the U.S. as the Representatives may reasonably request and shall maintain such qualifications in effect so long as required for the distribution of the Offered Securities; provided, however, that the Company shall not be required in connection therewith, or as a condition thereof, to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation as doing business in any jurisdiction.

(viii) The Company, during the period when the Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) of the Rules) is required to be delivered under the Securities Act and the Rules or the Exchange Act, will file all reports and other documents required to be filed with the Commission pursuant to Section 13, 14 or 15 of the Exchange Act within the time periods required by the Exchange Act and the regulations promulgated thereunder.

(ix) Without the prior written consent of Jefferies and Piper, for a period of 90 days after the date of this Agreement, the Company shall not issue, sell or register with the Commission (other than on Form S-8 or on any successor form), or otherwise dispose of, directly or indirectly, any equity securities of the Company (or any securities convertible into, exercisable for or exchangeable for equity securities of the Company), except for the issuance of the Offered Securities pursuant to the Registration Statement, the issuance of shares upon the exercise of any of the Company’s outstanding warrants or the warrants issued pursuant hereto, the issuance of shares pursuant to the Company’s existing stock option plan or bonus plan as described in the Registration Statement and the Prospectus, the conversion of any of the Company’s outstanding convertible notes, the issuance of shares in connection with the settlement of securities and derivative litigation described in the Registration Statement and the Prospectus, the transfer of 40,000,000 shares of Common Stock and 40,000,000 warrants to purchase 30,000,000 shares of Common Stock to The Mann Group LLC pursuant to that certain Common Stock and Warrant Purchase Agreement, the exercise of any warrants issued to The Mann Group LLC in connection with that certain Common Stock and Warrant Purchase Agreement, or the issuance of shares in connection with a strategic partnership, joint venture, collaboration, lending or other similar arrangement, or in connection with the acquisition or license by the Company of any business, products, facilities or technologies; provided that the recipient of shares in connection with any such strategic partnership, joint venture, collaboration, lending or other similar arrangement, or in connection with the acquisition or license by the Company of any business, products, facilities or technologies shall agree to execute a Lock-Up Agreement in the form attached as Exhibit A hereto for the remainder of the term of such Lock-Up Agreement. In the event that during this period, (A) any shares are issued pursuant to the Company’s existing equity incentive plans or bonus plans that are exercisable during such 90-day period or (B) any registration is effected on Form S-8 or on any successor form relating to shares that are exercisable during such 90-day period, the Company shall obtain the written agreement of such grantee or purchaser or holder of such registered securities that, for a period of 90 days after the date of this Agreement, such person will not, without the prior written consent of Jefferies and Piper, offer for sale, sell, distribute, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or exercise any registration rights with respect to, any shares of Common Stock (or any securities convertible into, exercisable for, or exchangeable for any shares of Common Stock) owned by such person; provided, however, that the obligation of the Company to obtain such an agreement shall only apply if such grantee or purchaser or holder of such registered securities is an executive officer or director of the Company listed on Schedule II hereto or is the beneficial owner (determined in accordance with Rule 13d-3 of the Exchange Act) of one percent (1%) of more of the Company’s Common Stock then outstanding after such grant, purchase or holding. Notwithstanding the foregoing, (i) the Company represents and warrants that each such grantee or purchaser or holder of such registered securities not subject to the proviso at the end of the previous sentence shall be subject to similar lockup restrictions as set forth on Exhibit A attached hereto and the Company shall enforce such rights and impose stop-transfer restrictions on any such sale or other transfer or disposition of such shares until the end of the applicable period and (ii) if (x) during the last 17 days of the 90-day period described in this Section 5(a)(ix) the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of such 90-day period, the Company announces that it will release earnings results during the 16 day period beginning on the last day of the 90-day period; the restrictions imposed by this Section 5(a)(ix) shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on the Company is compliant under Rule 139 of the Securities Act and the Company’s securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

(x) On or before completion of this offering, the Company shall make all filings required to be made by the Company under applicable securities laws and by the NASDAQ Global Market (including any required registration under the Exchange Act); provided, however, the Company shall make all filings required by NASDAQ that may be filed after the completion of the offering of the Offered Securities within the period required by NASDAQ.

(xi) Prior to the Closing Date, the Company will issue no press release or other communications directly or indirectly and hold no press conference with respect to the Company, the condition, financial or otherwise, or the earnings, business affairs or business prospects of any of them, or the offering of the Offered Securities without the prior written consent of Jefferies and Piper (which consent shall not be unreasonably withheld or delayed), unless in the judgment of the Company and its counsel, and after notification to the Representatives, such press release or communication is required by law.

(xii) The Company will apply the net proceeds from the offering of the Offered Securities in the manner set forth under “Use of Proceeds” in the Prospectus.

(b) The Company agrees to pay, or reimburse if paid by the Representatives, whether or not the transactions contemplated hereby are consummated or this Agreement is terminated, all costs and expenses incident to the public offering of the Offered Securities and the performance of the obligations of the Company under this Agreement including those relating to: (i) the preparation, printing, reproduction filing and distribution of the Registration Statement including all exhibits thereto, each Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus, all amendments and supplements thereto and any document incorporated by reference therein, and the printing, filing and distribution of this Agreement; (ii) the preparation and delivery of certificates for the Shares and Warrant Shares and the execution and delivery of the Warrants to the Underwriters; (iii) the registration or qualification of the Shares, Warrant Shares and Warrants for offer and sale under the securities or Blue Sky laws of the various jurisdictions referred to in Section 5(a)(vii), including the reasonable fees and disbursements of counsel for the Underwriters in connection with such registration and qualification (iv) the preparation, printing, distribution and shipment of preliminary and supplementary Blue Sky memoranda; (v) the furnishing (including costs of shipping and mailing) to the Underwriters of copies of each Preliminary Prospectus, the Prospectus and all amendments or supplements to the Prospectus, any Issuer Free Writing Prospectus, and of the several documents required by this Section to be so furnished, as may be reasonably requested for use in connection with the offering and sale of the Offered Securities by the Underwriters or by dealers to whom Offered Securities may be sold; (vi) if applicable, the filing fees of FINRA in connection with its review of the terms of the public offering and reasonable fees and disbursements of counsel for the Underwriters in connection with such review, provided such filing fees and fees and disbursements do not exceed $10,000 in the aggregate; (vii) inclusion of the Shares and Warrant Shares for listing on the NASDAQ Global Market; (viii) all transfer taxes, if any, with respect to the sale and delivery of the Offered Securities by the Company to the Underwriters; (ix) the preparation, printing and distribution of one or more versions of the Prospectus for distribution in Canada, often in the form of a Canadian “wrapper” (including reasonable related fees and expenses of Canadian counsel to the Underwriters), if applicable, provided such fees and disbursements do not exceed $5,000 in the aggregate; and (x) all reasonable travel expenses incurred by the Underwriters in connection with the offering of the Offered Securities, including, without limitation, the use of private aircraft, whether chartered, leased or owned by the Company or an affiliate of the Company. Subject to the provisions of Section 8, the Underwriters agree to pay, whether or not the transactions contemplated hereby are consummated or this Agreement is terminated, all costs and expenses incident to the performance of the obligations of the Underwriters under this Agreement not payable by the Company pursuant to the preceding sentence, including, without limitation, the fees and disbursements of counsel for the Underwriters.

(c) The Company acknowledges and agrees that the Underwriters have acted and are acting solely in the capacity of a principal in an arm’s length transaction between the Company, on the one hand, and the Underwriters, on the other hand, with respect to the offering of Offered Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor, agent or fiduciary to the Company or any other person. Additionally, the Company acknowledges and agrees that the Underwriters have not and will not advise the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company has consulted with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company or any other person with respect thereto, whether arising prior to or after the date hereof. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions have been and will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company. The Company agrees that it will not claim that the Underwriters, or any one of them, has rendered advisory services of any nature or respect, or owes a fiduciary duty to the Company or any other person in connection with any such transaction or the process leading thereto. The Company acknowledges that the Underwriters and their affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company.

(d) The Company represents and agrees that, unless it obtains the prior consent of Jefferies and Piper, and each of the Underwriters represents and agrees that, unless it obtains the prior consent of the Company and Jefferies and Piper, it has not made and will not make any offer relating to the Offered Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. The Company has complied and will comply with the requirements of Rule 433 under the Securities Act applicable to any Issuer Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping. The Company represents that it has satisfied and agrees that it will satisfy the conditions set forth in Rule 433 of the Rules to avoid a requirement to file with the Commission any Road Show.

6. Indemnification.

(a) The Company agrees to indemnify and hold harmless each Underwriter, its officers and employees, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all losses, claims, damages and liabilities, joint or several (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, if such settlement is effected with the written consent of the Company in accordance with Section 6(c) below), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other Federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement, the Statutory Prospectus (considered together with the Pricing Information), the Prospectus, any Issuer Free Writing Prospectus or any “issuer-information” filed or required to be filed pursuant to Rule

433(d) of the Rules, any amendment thereof or supplement thereto, or in any Blue Sky application or other information or other documents executed by the Company filed in any state or other jurisdiction to qualify any or all of the Offered Securities under the securities laws thereof (any such application, document or information being hereinafter referred to as a “Blue Sky Application”) or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that such indemnity shall not inure to the benefit of any Underwriter (or any person controlling such Underwriter) on account of any losses, claims, damages or liabilities arising from the sale of the Offered Securities to any person by such Underwriter if such untrue statement or omission or alleged untrue statement or omission was made in such Preliminary Prospectus, the Registration Statement, the Prospectus, the Statutory Prospectus (considered together with the Pricing Information), any Issuer Free Writing Prospectus or such amendment or supplement thereto, or in any Blue Sky Application in reliance upon and in conformity with the Underwriting Information. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) Each Underwriter agrees to indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, each director of the Company, and each officer of the Company who signs the Registration Statement, against any losses, claims, damages or liabilities (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, if such settlement is effected with the written consent of Jefferies and Piper in accordance with Section 6(c) below) to which such party may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Prospectus, the Registration Statement, the Statutory Prospectus (considered together with the Pricing Information) or the Prospectus or any such amendment or supplement in reliance upon and in conformity with the Underwriting Information (other than the information set forth in the section entitled “Notice to Investors”); provided, however, that the obligation of each Underwriter to indemnify the Company (including any controlling person, director or officer thereof) shall be limited to the net proceeds received by the Company from such Underwriter.

(c) Any party that proposes to assert the right to be indemnified under this Section will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. No indemnification provided for in Section 6(a) or 6(b) shall be available to any party who shall fail to give notice as provided in this Section 6(c) if the party to whom notice was not given was unaware of the action, suit or proceeding to which such notice would have related and was prejudiced in a material manner by the failure to give such notice but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability that it may have to any indemnified party for contribution or otherwise than under this Section. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the approval by the indemnified party of such counsel (not to be unreasonably withheld or delayed), the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below and except for the reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying parties, (ii) the indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not have employed counsel to assume the defense of such action within a reasonable time after notice of the commencement thereof, in each of which cases the fees and expenses of counsel to the indemnified party shall be at the expense of the indemnifying parties.

An indemnifying party shall not be obligated under any settlement agreement relating to any action, suit or proceeding under this Section 6 to which it has not consented in writing, which consent shall not be unreasonably withheld or delayed.

7. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 6(a) or 6(b) is due in accordance with its terms but for any reason is unavailable to or insufficient to hold harmless an indemnified party in respect to any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate losses, liabilities, claims, damages and expenses (including any investigation, legal and other expenses reasonably incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted, but after deducting any contribution received by any person entitled hereunder to contribution from any person who may be liable for contribution) incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Offered Securities pursuant to this Agreement or, if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to above but also the relative fault of the Company on the one hand and the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission. Notwithstanding the provisions of this Section 7, (i) no Underwriter (except as may be provided in the Agreement Among Underwriters) shall be required to contribute any amount in excess of the amount by which the total underwriting discounts and commissions received by such Underwriter with respect to the offering of the Offered Securities exceeds the amount of damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of the Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company. Any party entitled to contribution will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim for contribution may be made against another party or parties under this Section 7, notify such party or parties from whom contribution may be sought, but the omission so to notify such party or parties from whom contribution may be sought shall not relieve the party or parties from whom contribution may be sought from any other obligation it or they may have hereunder or otherwise than under this Section 7. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its written consent. Each Underwriter’s obligations to contribute pursuant to this Section 7 are several in proportion to their respective underwriting commitments and not joint.

8. Termination.

(a) This Agreement may be terminated with respect to the Offered Securities to be purchased on a Closing Date by the Representatives by notifying the Company at any time at or before a Closing Date in the absolute discretion of the Representatives if: (i) in the good faith judgment of the Representatives there has occurred any material adverse change in the U.S. securities markets or any event, act or occurrence that has materially disrupted, or in the opinion of the Representatives will in the future materially disrupt, the securities markets or there shall be such a material adverse change in general financial, political or economic conditions in the U.S. or the effect of international conditions on the financial markets in the U.S. is such as to make it, in the judgment of the Representatives, inadvisable or impracticable to market the Offered Securities or enforce contracts for the sale of the Offered Securities; (ii) there has occurred any outbreak or material escalation of hostilities or other calamity or crisis the effect of which on the financial markets of the U.S. is such as to make it, in the good faith judgment of the Representatives, inadvisable or impracticable to proceed with the completion of or enforce contracts for the sale of and payment for the Offered Securities; (iii) trading in the Offered Securities or any securities of the Company has been suspended or materially limited by the

Commission or trading generally on the New York Stock Exchange, Inc., the American Stock Exchange, Inc. or the NASDAQ Global Market has been suspended or materially limited, or minimum or maximum ranges for prices for securities shall have been fixed, or maximum ranges for prices for securities have been required, by any of said exchanges or by such system or by order of the Commission, FINRA, or any other governmental or regulatory authority; or (iv) a banking moratorium has been declared by any state or Federal authority; or (v) in the judgment of the Representatives, there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the assets, properties, condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as a whole, whether or not arising in the ordinary course of business.

(b) If this Agreement is terminated pursuant to any of its provisions, the Company shall not be under any liability to any Underwriter, and no Underwriter shall be under any liability to the Company, except that (y) if this Agreement is terminated by the Representatives or the Underwriters because of any failure, refusal or inability on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement or as a result of the events set forth in Section 8(a)(v), the Company will reimburse the Underwriters for all out-of-pocket expenses (including the reasonable fees and disbursements of their counsel) incurred by them in connection with the proposed purchase and sale of the Offered Securities or in contemplation of performing their obligations hereunder; provided, however, that if this Agreement is terminated by the Representatives due to the fact that any condition to the purchase of Optional Shares and Optional Warrants on an Optional Shares and Optional Warrants Closing Date shall not have been fulfilled, the Company shall reimburse the Underwriters for all of their actual accountable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters, related solely to the purchase of Optional Shares and Optional Warrants and (z) no Underwriter who shall have failed or refused to purchase the Firm Shares and Firm Warrants agreed to be purchased by it under this Agreement, without some reason sufficient hereunder to justify cancellation or termination of its obligations under this Agreement, shall be relieved of liability to the Company or any other Underwriter for damages occasioned by its failure or refusal.

9. Substitution of Underwriters. If any Underwriter shall default in its obligation to purchase on any Closing Date the Firm Shares and Firm Warrants agreed to be purchased hereunder on such Closing Date, the Representatives shall have the right, within 36 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase such Firm Shares and Firm Warrants on the terms contained herein. If, however, the Representatives shall not have completed such arrangements within such 36-hour period, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to the Underwriters to purchase such Shares and Warrants on such terms. If, after giving effect to any arrangements for the purchase of the Firm Shares and Firm Warrants of a defaulting Underwriter or Underwriters by the Representatives and the Company as provided above, the aggregate number of Firm Shares and Firm Warrants which remains unpurchased on such Closing Date does not exceed one-eleventh of the aggregate number of all the Firm Shares and Firm Warrants that all the Underwriters are obligated to purchase on such date, then the Company shall have the right to require each non-defaulting Underwriter to purchase the number of Firm Shares and Firm Warrants which such

Underwriter agreed to purchase hereunder at such date and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the number of Shares and Warrants which such Underwriter agreed to purchase hereunder) of the Firm Shares and Firm Warrants of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default. In any such case, either the Representatives or the Company shall have the right to postpone the applicable Closing Date for a period of not more than seven days in order to effect any necessary changes and arrangements (including any necessary amendments or supplements to the Registration Statement or Prospectus or any other documents), and the Company agrees to file promptly any amendments to the Registration Statement or the Prospectus which in the opinion of the Company and the Underwriters and their counsel may thereby be made necessary.

If, after giving effect to any arrangements for the purchase of the Firm Shares and Firm Warrants of a defaulting Underwriter or Underwriters by the Representatives and the Company as provided above, the aggregate number of such Firm Shares and Firm Warrants which remains unpurchased exceeds 10% of the aggregate number of all the Firm Shares and Firm Warrants to be purchased at such date, then this Agreement, or with respect to a Closing Date which occurs after the Firm Shares and Firm Warrants Closing Date, the obligations of the Underwriters to purchase and of the Company, as the case may be, to sell the Optional Shares and Optional Warrants to be purchased and sold on such date, shall terminate, without liability on the part of any non-defaulting Underwriter to the Company, and without liability on the part of the Company, except as provided in Sections 5(b), 6, 7 and 8. The provisions of this Section 9 shall not in any way affect the liability of any defaulting Underwriter to the Company or the nondefaulting Underwriters arising out of such default. The term “Underwriter” as used in this Agreement shall include any person substituted under this Section 9 with like effect as if such person had originally been a party to this Agreement with respect to such Shares and Warrants.

10. Miscellaneous. The respective agreements, representations, warranties, indemnities and other statements of the Company and the several Underwriters, as set forth in this Agreement or made by or on behalf of them pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or the Company or the or any of their respective officers, directors or controlling persons referred to in Sections 6 and 7 hereof, and shall survive delivery of and payment for the Shares and Warrants. In addition, the provisions of Sections 5(b), 6, 7 and 8 shall survive the termination or cancellation of this Agreement.

This Agreement has been and is made for the benefit of the Underwriters, the Company and their respective successors and assigns, and, to the extent expressed herein, for the benefit of persons controlling any of the Underwriters, or the Company, and directors and officers of the Company, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successors and assigns” shall not include any purchaser of Shares and Warrants from any Underwriter merely because of such purchase.

All notices and communications hereunder shall be in writing and mailed or delivered or by telephone or telegraph if subsequently confirmed in writing, (a) if to the Representatives, to Jefferies & Company, Inc., 520 Madison Avenue, New York, New York

10022 (fax: (646) 619-4437), Attention: General Counsel; and Piper Jaffray & Co., 800 Nicollet Mall, Minneapolis, MN 55402, Attention: General Counsel and Capital Markets; and with a copy to Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130 (fax: (858) 523-5450), Attention: Cheston J. Larson, and (b) if to the Company, to MannKind Corporation, 28903 North Avenue Paine, Valencia, California 91355 (fax: (661) 755-2086), Attention: David Thomson; with a copy to Cooley LLP, 4401 Eastgate Mall, San Diego, California 92121 (fax: (858) 550-6049), Attention: Charlie S. Kim.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

[Signature Page Follows]

Please confirm that the foregoing correctly sets forth the agreement among us.

Very truly yours,

MANNKIND CORPORATION

By	/s/ Matthew J. Pfeffer
	Name:	Matthew J. Pfeffer
	Title:	Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Representatives in New York, New York as of the date first above written.

JEFFERIES & COMPANY, INC.
PIPER JAFFRAY & CO.
Acting as Representatives of the several Underwriters named in Schedule I hereto.

By	JEFFERIES & COMPANY, INC.

By	/s/ Sage N. Kelly
	Name:	Sage N. Kelly
	Title:	Managing Director

By	PIPER JAFFRAY & CO.

By	/s/ David W. Stadinski
	Name:	David W. Stadinski
	Title:	Managing Director

SCHEDULE I

Underwriters	Number of Firm Shares to Be Purchased	Number of Firm Warrants to Be Purchased

Jefferies & Company, Inc.	17,000,000	17,000,000
Piper Jaffray & Co.	17,000,000	17,000,000
JMP Securities LLC	2,000,000	2,000,000
Griffin Securities, Inc.	2,000,000	2,000,000
Imperial Capital, LLC	2,000,000	2,000,000

Total	40,000,000	40,000,000

Sch I-1

SCHEDULE II

Lock-up Signatories

Abraham E. Cohen

Ronald Consiglio

Hakan S. Edstrom

Michael Friedman, M.D.

Kent Kresa

David H. MacCallum

Henry L. Nordhoff

Alfred E. Mann

Matthew J. Pfeffer

Juergen A. Martens

Diane M. Palumbo

David Thomson

Sch II-1

SCHEDULE III

Issuer Free Writing Prospectuses

None.

Sch III-1

SCHEDULE IV

Pricing Information

Size:	40,000,000 Shares and 40,000,000 Warrants

Underwriters’ option to purchase additional shares and warrants:	6,000,000 additional Shares and 6,000,000 additional Warrants

Public offering price:	$1.99 per Share and $0.01 per Warrant

Gross proceeds (excluding the Underwriters’ option to purchase additional shares and warrants):	$80,000,000.00

Concurrent private placement:	40,000,000 restricted shares of common stock at $2.59 per share and restricted warrants to buy 30,000,000 shares of common stock subject to stockholder approval to increase authorized shares

Sch IV-1

Exhibit A

FORM OF LOCK-UP AGREEMENT

October 5, 2012

Jefferies & Company, Inc.

Piper Jaffray & Co.

as Representatives of the Several

Underwriters named in Schedule I

to the Underwriting Agreement

c/o Jefferies & Company, Inc.

520 Madison Avenue

New York, New York 10022

and

c/o Piper Jaffray & Co.

800 Nicollet Mall

Minneapolis, MN 55402

Re: Public Offering of Common Stock of MannKind Corporation

Ladies and Gentlemen:

The undersigned, a holder of common stock, par value $0.01 (“Common Stock”), or rights to acquire Common Stock, of MannKind Corporation (the “Company”) understands that Jefferies & Company, Inc. (“Jefferies”) and Piper Jaffray & Co. (“Piper”), as representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company, providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), of shares of Common Stock (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to enter into the Underwriting Agreement and to proceed with the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees for the benefit of the Company, Jefferies, Piper and the other Underwriters that, without the prior written consent of Jefferies and Piper, which may withhold their consent in their sole discretion, the undersigned will not (and will cause any immediate family not to), during the period ending 90 days after the date hereof (the “Lock-Up Period”), directly or indirectly (1) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock owned either of record or beneficially (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange

Act”)) by the undersigned on the date hereof or hereafter acquired or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing. In addition, the undersigned agrees that, without the prior written consent of Jefferies and Piper, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The foregoing shall not apply to (w) gifts (provided that any donee thereof agrees in writing to be bound by the terms hereof), (x) the transfer of any or all of the Shares owned by the undersigned, either during the undersigned’s lifetime or on death, by will or intestate succession to any immediate family member of the undersigned or to a trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (provided that any transferee thereof agrees in writing to be bound by the terms hereof) and (y) the sale of the Securities to be sold pursuant to the final prospectus relating to the Public Offering. In addition, notwithstanding the lock-up restrictions described herein, the undersigned may at any time after the date hereof (A) exercise any options or warrants to purchase Shares (including by cashless exercise to the extent permitted by the instruments representing such options or warrants); provided, however, that in any such case the Shares issued upon exercise shall remain subject to the provisions of this letter agreement and (B) enter into a trading plan meeting the requirements of Rule 10b5-1 of the Exchange Act (a “New Plan”) relating to the sale of shares of Common Stock, if then permitted by the Company and applicable law, provided that the shares subject to such New Plan may not be sold during the Lock-Up Period. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Notwithstanding the foregoing, if (x) during the last 17 days of the Lock-Up Period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period; the restrictions imposed in this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if the research published or distributed on the Company is compliant under Rule 139 of the Securities Act of 1933, as amended, and the Company’s securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Exchange Act.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

It is understood that, if the Company notifies the Underwriter that it does not intend to proceed with the Offering, or if the Underwriting Agreement is not executed by December 31, 2012, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned will be released from all of his or her obligations under this Letter Agreement.

The undersigned, whether or not participating in the Offering, understands that the Company and the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

[Signature Page Follows]

This lock-up agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

By:
Name:

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